Exhibit 99.1

DUET Acquisition Corp. Announces Termination of Merger Agreement with AnyTech365.

Kuala Lumpur, Malaysia – April 6, 2023 – DUET Acquisition Corp. (NASDAQ: DUET, DUETW, DUETU) (“DUET”), a special purpose acquisition company focused on disruptive high-growth, middle market technology companies, announced today that its previously announced business combination agreement and plan of merger with Anteco Systems, S.L and certain other parties has been terminated by DUET by written notice to the other parties thereto. As a result, DUET will seek an alternative business combination.

About DUET Acquisition Corp.

DUET Acquisition Corp. is a blank check company, which was formed to acquire one or more businesses and assets, via a merger, capital stock exchange, asset acquisition, stock purchase, and reorganization. DUET was formed to effect a business combination with middle market “enabling technology” businesses or assets with a focus on eCommerce, FinTech, Big Data & Analytics and Robotic Process Automation (RPA).

DUET’s chairman, Larry Gan Nyap Liou has extensive experience as an active and strategic investor in eCommerce and digital enterprises. DUET’s Co-CEOs, Dharmendra Magasvaran and Yeoh Oon Lai have deep experience in consulting, digital business and operational experience in the consumer industry respectively.

To learn more, visit www.duet-corp.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “anticipate,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, including those regarding the terms of DUET’s initial business combination and search for a business combination target. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of DUET and are not predictions of actual performance.

Contact:

Larry Gan Nyap Liou

Chairman of the Board

Email: enquiry@duet-corp.com

Phone: +60 3-9201 1087/+60 11-5695 7895